UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 15, 2006

HERBST GAMING, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-71044	88-0446145
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3440 West Russell Road, Las Vegas, NV  89118
(Address of principal executive offices)

Registrant’s telephone number, including area code: (702) 889-7695

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  Entry Into a Material Definitive Agreement

Amendment to Amended and Restated Credit Agreement

On October 8, 2004, Herbst Gaming, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with the guarantors party thereto, Bank of America, N.A., as Administrative Agent, and the lenders party thereto.

On August 30, 2005, the Company entered into an amendment (“Amendment No. 1”) to the Credit Agreement which resulted in a reduction in the rate of interest payable by the Company in respect of borrowings under the Credit Agreement. All other material terms of the Credit Agreement remain unchanged.

A copy of Amendment No. 1 is attached hereto and incoroporated by reference as Exhibit 99.1.

New Employment Agreement

On January 1, 2005, the Company entered into a new employment agreement (the “Employment Agreement”) with Mary Elizabeth Higgins, its Chief Financial Officer. Pursuant to the terms of the Employment Agreement, Ms. Higgins will be paid an annual base salary of $325,625 plus a non-discretionary bonus of $50,000 per year. The Employment Agreement expires on December 31, 2008, but is automatically renewed for successive one-year periods unless terminated by the parties or unless either party notifies the other in writing of nonrenewal at least 60 days prior to the expiration date then in effect. In the event that Ms. Higgins’ employment is terminated for Cause (as defined in the Employment Agreement) or Ms. Higgins voluntarily terminates her employment, she will receive no severance payment of any kind. In the event that Ms. Higgins is terminated by the Company for any reason other than Cause, she will receive a severance payment equal to one year’s salary. The Employment Agreement also contains a covenant to protect confidential information.

A copy of the Employment Agreement is attached hereto and incoroporated by reference as Exhibit 99.2.

The Company inadvertently neglected to file each of Amendment No. 1 and the Employment Agreement prior to the date hereof.

ITEM 9.01             Financial Statements and Exhibits

(d)	Exhibits

99.1

Amendment No. 1 dated as of August 30, 2005 to the Amended and Restated Credit Agreement among the Company, the guarantors party thereto, Bank of America, N.A., as Administrative Agent, and the lenders party thereto.

	99.2	Executive Employment Agreement dated as of January 1, 2005 between Herbst Gaming, Inc. and Mary E. Higgins.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERBST GAMING, INC.

Date: March 15, 2006	By:	/s/ Mary Beth Higgins
Mary Beth Higgins
Chief Financial Officer